Exhibit 99.1

JAWS Hurricane Acquisition Corporation Announces Pricing of

Upsized $275 Million Initial Public Offering

Miami Beach, Florida, June 10, 2021 -- JAWS Hurricane Acquisition Corporation (the “Company”), a special purpose acquisition company formed for the purpose of entering into a combination with one or more businesses, today announced the pricing of its upsized initial public offering of 27,500,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Capital Market, or Nasdaq, and trade under the ticker symbol “HCNEU” beginning June 11, 2021. Each unit consists of one share of Class A common stock of the Company and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “HCNE” and “HCNEW,” respectively.

Led by Chairman Barry S. Sternlicht and Chief Executive Officer Matthew Walters, JAWS Hurricane Acquisition Corporation expects to focus on consumer technology and related technology businesses with attractive growth-oriented characteristics and strong underlying demand drivers and with all or a substantial portion of activities in North America.

Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC are serving as the joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 4,125,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from: Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, NC 27560, Telephone: 1-800-221-1037, email: usa.prospectus@credit-suisse.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-866-803-9204; email: prospectus-eq_fi@jpmchase.com.

Registration statements relating to the securities became effective on June 10, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is expected to close on June 15, 2021, subject to customary closing conditions.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Tom Johnson or Dan Scorpio

Abernathy MacGregor

(917) 747-6990/(646) 899-8118

tbj@abmac.com/dps@abmac.com